                                                                  EXHIBIT 10.4

                                LICENSE AGREEMENT


     THIS LICENSE AGREEMENT, effective this 31st day of December, 1997 (the "Effective Date") is entered into by and between Baxter International Inc., a Delaware corporation having offices at One Baxter Parkway, Deerfield, Illinois 60015 ("BAXTER") and Transcend Therapeutics Inc., a Delaware corporation ("TTI").

     WHEREAS, Clintec Nutrition Company, an Illinois general partnership ("CLINTEC") was formed by Nestle Clinical Nutrition Inc. (formerly Clinical Nutrition Holdings, Inc.), a Delaware Corporation ("Nestle Nutrition") and Clintec International, Inc., a Delaware Corporation, a subsidiary of BAXTER for the purpose of combining the clinical nutrition businesses of NESTLE and BAXTER and their respective Affiliates;

     WHEREAS, on April 5, 1994 (the "Original Effective Date"), CLINTEC and TTI (then known as Free Radical Sciences, Inc.) entered into a Contribution Agreement (the "Contribution Agreement") pursuant to which, among other things, CLINTEC contributed to TTI various patents, patent applications and other technology;

     WHEREAS, concurrently with the execution of the Contribution Agreement, TTI and CLINTEC entered into a License Agreement, effective as of April 5, 1994, (the "Original License Agreement") pursuant to which, among other things, TTI granted to CLINTEC a license to use the patents, patent applications and other technology transferred to TTI pursuant to the Contribution Agreement in the fields of Clinical Nutrition and Nutrition (as herein defined);

     WHEREAS, Nestle Nutrition and Clintec International, Inc. have agreed to dissolve CLINTEC and wind down its affairs in an orderly manner; and

     WHEREAS, in connection with the dissolution of CLINTEC, the parties desire
(i) to terminate the Contribution Agreement and the Original License Agreement,
(ii) to establish separate licensing arrangements with TTI with respect to the patents, patent applications and other technology covered by the Original License Agreement and (iii) to make certain of the obligations of the parties under the Original License Agreement and Contribution Agreement direct obligations of NESTLE or BAXTER to TTI, on the one hand, or of TTI to NESTLE or BAXTER, on the other hand in each case, on the terms set forth herein and in a license agreement (the "NESTLE License Agreement") to be executed concurrently herewith between TTI and NESTLE Nutrition or an Affiliate of NESTLE Nutrition (such entity being referred to herein as NESTLE).

     NOW THEREFORE, in consideration of the foregoing and of the mutual covenants set forth below, the parties hereby agree as follows:

1. DEFINITIONS. As used herein, the following terms shall have the meanings set forth below:

     "Affiliate" shall mean, when used with reference to a specified party, any party that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified party. For purpose of this definition, "controls" "is controlled by" and "under common control with" means the ability to direct the vote of in excess of 50% of the voting securities of such party.

     "AIDS Drugs" shall have the meaning provided in SECTION 3.2.

     "Clinical Nutrition" shall mean the feeding under professional supervision of patients requiring special food administration techniques and devices or nutrients in relation to their medical condition and (for purposes of this Agreement) shall be deemed to exclude the administration of any product in which the Compounds (as defined below) (i) exceed 10% by dry weight of the total content of the amino acids, amino acid precursors and amino acid substrates, or
(ii) exceed 1% by weight volume of the product administered in liquid form to patients, unless TTI otherwise consents (which consent shall not be unreasonably withheld). Clinical Nutrition comprises parenteral (defined as administration intravenously or intraperitoneally) and enteral (defined as administration orally, through the nasogastric passage or through the jejunum) nutrition for patient needs in hospitals, nursing homes, extended care facilities and, if taken under professional supervision, private residences.

     "Clinical Nutrition Products" shall mean products used or that can be used in the field of Clinical Nutrition. Clinical Nutrition Products include those products that replete nutritional deficits, return naturally occurring cellular constituents or cellular products toward or to accepted normal clinical ranges, ameliorate malnutrition, maintain, or improve nutrition status, offset negative nitrogen balance or replete energy deficit. In biological systems Clinical Nutrition Products are handled by known metabolic pathways which may or may not be altered by disease state or clinical condition.

     "Code" shall have the meaning provided in SECTION 3.2(c).

     "Compound(s)" shall mean any of the molecular entities
L-2-oxothiazolidine-4-carboxylate (Procysteine), its isomers, its esters (including diesters) and its neutral salts, the cysteine derivative N-acetyl-cysteine, and glutathione esters (including diesters) including the alkyl monoesters.

     "Contribution Agreement" shall have the meaning provided in the recitals.

     "Cornell License Agreement" shall mean the "Exclusive License Agreement CRF D-416 and D-520, D-913, D-169, D-1239, D-1258, D-1403, D-1426" by and between


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


Cornell Research Foundation Inc. ("Cornell") and TTI (formerly Free Radical Sciences, Inc.) having an effective date of April 5, 1994.

     "Cornell Licensed Patents" shall mean the United States (U.S.) and non-U.S. patents and patent applications licensed to TTI (formerly Free Radical Sciences, Inc.) under the Cornell License Agreement.

     "Data" shall mean all data and information resulting from any studies, including stability, toxicology, preclinical and clinicals, relating to Compounds that was generated prior to the Original Effective Date.

     "Effective Date" shall have the meaning provided in the recitals.

     "FDA" shall mean the United States Food and Drug Administration.

     "Final Determination" shall have the meaning provided in SECTION 3.2(c).

     "Gross Margin" shall mean Net Sales less the direct cost of goods sold, which will include royalties paid to Cornell and any other third party for technology involved in the manufacture, use or sale of the drug.

     "INRA" shall have the meaning provided in SECTION 4.1.

     "INRA Contract" shall have the meaning provided in SECTION 4.1.

     "Interim Determination" shall have the meaning provided in SECTION 3.2(c).

     "IRS" shall have the meaning provided in SECTION 3.2(c).

     "Joint Firm" shall have the meaning provided in SECTION 3.2(h).

     "Licensed Know-How" shall mean any proprietary right in existence as of the Original Effective Date, other than a patent or patent application, owned by, controlled by, or licensed to TTI with the right to sublicense relating to Clinical Nutrition or Clinical Nutrition Products.

     "NESTLE License Agreement" shall have the meaning provided in the recitals.

     "Net Sales" shall mean the gross amount of money billed by TTI to its customers on sale or use of drugs for FDA approved applications for patients with AIDS subsequent to April 5, 1994, less (1) trade and/or quantity discounts;
(2) returns and allowances; (3) retroactive price reductions; and (4) five percent (5%) of the amount billed (less deductions (1) through (3)), to cover cash discounts, sales and other taxes, transportation, insurance charges, special packaging and duties.


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


     "Nutrition" shall mean the feeding of individuals and shall include all products not having therapeutic claims and not included in the definition of Clinical Nutrition that have as their principal purpose providing nutrients to an individual.

     "Original Effective Date" shall have the meaning provided in the recitals.

     "Original License Agreement" shall have the meaning provided in the recitals.

     "Other Compounds" shall mean any other free-radical scavengers which had been developed or were being developed, as of the Original Effective Date, by or on behalf of CLINTEC for a primary purpose or use as a pharmaceutical, if any and which were contributed to TTI pursuant to the Contribution Agreement.

     "Pharmaceutical Applications" shall mean the provision of a medicinal substance or a drug other than a nutrient with the intent to bypass or to alter or restore normal in vivo synthesis, metabolic or physiologic state, including redox status. Generally, medicinal substances or drugs will be synthetic, specifically isolated or specifically produced and will require an approved drug license to allow sale and promotion of the claimed indication regardless of the route of administration. Such medicinal substances or drugs can be administered alone or with other entities such as nutrients.

     "Tax Authority" shall have the meaning provided in SECTION 3.2(c).

     "Tax Reduction" shall have the meaning provided in SECTION 3.2(c).

     "TTI Firm" shall have the meaning provided in SECTION 3.2(h).

     "TTI Patents" shall mean the U.S. and non-U.S. patents identified on SCHEDULE A attached hereto including any reissues or reexaminations thereof, as well as any U.S. or non-U.S. patents that may issue from TTI Patent Applications (defined below).

     "TTI Patent Applications" shall mean the patent applications identified on SCHEDULE B attached hereto, as well as any patent application that has been filed since the Original Effective Date or that is filed after the date of this Agreement that: is based in whole, or in part, on the invention records identified on SCHEDULE C: claims priority, at least in part, from a patent application identified on SCHEDULE B; is based in whole, or in part, on Licensed Know-How; or is filed as a divisional, continuation, or continuation-in-part of a patent application identified on SCHEDULE B.


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



2. GRANTS

     a. GRANT TO BAXTER. For good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, TTI grants to BAXTER a non-exclusive, paid-up, royalty-free license to the Compounds, Other Compounds, TTI Patents, TTI Patent Applications, and Cornell Patents limited to the field of Clinical Nutrition and a paid-up, royalty-free non-exclusive license with respect thereto limited to the field of Nutrition.

     b. LIMITATIONS ON FURTHER LICENSES AND USES BY TTI. Except pursuant to this License Agreement and the NESTLE License Agreement, TTI agrees not to license to any other person or entity or to make, use or sell the Compounds, Other Compounds, TTI Patents, TTI Patent Applications, and Cornell Patents, in the field of Clinical Nutrition.

     c. DATA AND KNOW-HOW. TTI grants to BAXTER a royalty-free non- exclusive license to the Licensed Know-How. Additionally, TTI will make available to BAXTER at no cost to BAXTER, at BAXTER's request all Data for use by BAXTER in the development and regulatory approvals of Clinical Nutrition Products.

3. ROYALTY PAYMENTS

     a. ROYALTY FOR CORNELL PATENTS. To the extent any royalty is due and owing under the Cornell License Agreement in view of BAXTER's sale of Clinical Nutrition Products under this Agreement, BAXTER agrees to pay the applicable royalty to Cornell.

     b. ROYALTY FOR AIDS DRUGS.

          i. From and after the date of this Agreement, TTI shall pay to BAXTER in U.S. dollars, within 30 days after the end of each calendar quarter after the date of this Agreement, a royalty equal to 5% of TTI's Gross Margin on Net Sales of drugs sold by TTI or any subsidiary, affiliate, or sublicensee of TTI during such calendar quarter for applications for patients with AIDS approved by the FDA (in the case of sales in the United States) or approved by any foreign regulatory agency, if applicable (in the case of sales outside the United States) (the "AIDS Drugs"); provided however, that no such royalty will be payable by TTI until TTI's cumulative Gross Margin on Net Sales of AIDS Drugs exceeds the total amount of costs incurred for clinical inventory used in the AIDS clinical studies (up to a maximum of $1.5 million of such costs), which royalty shall be payable only on such excess; and provided further, that the sum of all royalty obligations with respect to technology involved in the manufacture, use or sale of such AIDS Drugs will in no case, in the aggregate, exceed 8.5% of Net Sales, which percentage will include payments to

FCornell and any other third party for technology involved in the manufacture, use or sale of such AIDS Drugs.

          ii. TTI will deliver to BAXTER within 30 days after the end of each calendar year ending after the date of this Agreement a report in writing setting forth sales of the AIDS Drugs and will accompany such report with an appropriate payment of royalty due for such period. TTI will keep an accurate record for at least three years, certified by it, showing the information by which TTI arrived at a royalty determination and will permit an auditor appointed and paid for by BAXTER and acceptable to TTI to make such inspection of said records as may be necessary to verify royalty reports made by TTI. However, if such inspection demonstrates that the royalties paid were less than 90% of the royalties due, and TTI's Net Sales of the AIDS Drugs for the applicable year was $500,000 or more, then TTI shall reimburse BAXTER the reasonable charges charged by the auditor for such inspection.

          iii. In the event it is ultimately determined, by a court of competent jurisdiction or pursuant to any agreement between TTI and the Internal Revenue Service ("IRS") and/or any applicable state tax authority (collectively "Tax Authority"), that any payment made pursuant to SECTION 3.2(a) is not currently deductible by TTI for federal or state income tax purposes (a "Final Determination"), then the amounts payable by TTI under SECTION 3.2(B) after such Final Determination becomes final shall be reduced to the extent necessary so that the present value, as of the first day of the first year for which any payment is determined not to be currently deductible, of (i) all payments made by TTI under SECTION 3.2(b) (taking into account the reduction under this SECTION 3.2(c) minus (ii) all Tax Reductions attributable to such payments, is equivalent to the present value, as of the first day of the first year for which any payment is determined not to be currently deductible, of (iii) all payments that would be provided for under SECTION 3.2(b) but for this SECTION 3.2(c) and
SECTION 3.2(d) if all such payments had been currently deductible for federal and state income tax purposes, minus (iv) all Tax Reductions attributable to such payments, it being the intention of the parties that TTI be put in the same economic position it would have been in had the amounts payable pursuant to
SECTION 3.2(b) been currently deductible for federal and state income tax purposes. For this purpose, (i) present value of a payment of Tax Reduction shall be determined by using, for each calendar year of the computation, the federal mid-term rate determined using an annual compounding convention under
Section 1274(d) of the Internal Revenue Code of 1986, as amended (the "Code"), announced for January of such calendar year, and (ii) the "Tax Reduction" attributable to a payment is the amount of the actual reduction in federal and state income tax liability resulting from the payment.

          iv. In the event the IRS asserts that any payment made pursuant to
SECTION 3.2(b) is not currently deductible by TTI for federal income tax purposes and the matter has not been settled or resolved upon the completion of the audit


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


examination (including an appeal to the IRS appeals office) (an "Interim Determination") then, notwithstanding the provisions of SECTION 3.2(c), the amounts payable by TTI under SECTION 3.2(b) after the Interim Determination may be reduced to the extent they could have been reduced under SECTION 3.2(c) if such deficiency had been upheld or agreed to in a Final Determination, provided, however, that if there is a Final Determination in which such deficiency is not upheld or agreed to in its entirety, then TTI shall pay to BAXTER, within 90 days of such Final Determination, the amount necessary to put BAXTER in the same economic position it would have been in if this SECTION 3.2(d) had not applied.

          v. In the event that the amounts payable under SECTION 3.2(b) without regard to SECTIONS 3.2(c) and 3.2(d) are insufficient to permit any reduction in the amounts payable under SECTION 3.2(b) that is required pursuant to SECTION 3.2(c) or 3.2(d) as a result of a Final Determination or Interim Determination to be effected within the four next succeeding calendar quarters after such Final Determination or Initial Determination, then BAXTER shall pay to TTI, within 90 days after the end of the last of such calendar quarters, the amount necessary to put TTI in the economic position it would have been in if the amounts payable under SECTION 3.2(b) had been sufficient to permit the full amount of any such required reduction to be effected.

          vi. TTI shall give BAXTER a reasonable period of time (i) to review any federal or state income tax returns of TTI in which TTI claims a deduction for payments made pursuant to SECTION 3.2(b) prior to filing of any such returns and (ii) to control the manner in which any such deductions are claimed on such return.

          vii. TTI shall promptly notify BAXTER of any claim by a Tax Authority that any payment made by TTI under SECTION 3.2(b) is not currently deductible, and in such event BAXTER shall have the exclusive right to assume the defense of any such claim and to control any controversy resulting therefrom, at BAXTER's expense. TTI agrees to cooperate with BAXTER in the defense of any such claim and to cooperate with BAXTER and the TTI Firm or the Joint Firm (as hereinafter defined) in the determination of the amount of any reduction in payments required hereunder. Such cooperation shall include, but not be limited to, (i) the execution and delivery of any power of attorney required to allow BAXTER and its representatives to represent TTI in any controversy which BAXTER has the right to control hereunder, (ii) the prompt and timely filing of appropriate claims for any refund, and (iii) making available to BAXTER and its representatives all books, records (including working papers and schedules), information and employees necessary or useful in connection with any tax inquiry, audit, investigation, dispute or litigation relating to the matters described in this SECTION 3.2(q).

          viii. The determination of the amount of any reduction pursuant to SECTIONS 3.2(c) or 3.2(d) hereof shall initially be made by the independent certified public accountants then serving as auditor for TTI (the "TTI Firm"), and such


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


determination shall be furnished to BAXTER in writing, which shall include a computation of the amount of any reduction and a detailed written explanation of the manner in which such computation was made. If BAXTER objects in writing to such determination within 60 days after it is received by BAXTER, then the amount of any reduction shall be determined by a "Big Six" firm of independent certified public accountants jointly selected by BAXTER and TTI (or, if they are unable to agree, then such a firm jointly selected by the TTI Firm and a firm of independent public accountants designated by BAXTER) (the "Joint Firm"), and the decision of the Joint Firm shall be final and binding upon the parties. If BAXTER does not object in writing to the determination of the TTI Firm within such time period, then the decision of the TTI Firm shall be final and binding upon the parties. No reduction in the payments provided for in SECTION 3.2(a) shall be made until a decision of the TTI Firm of the Joint Firm has become final. The fees and expenses of the TTI Firm shall be borne by TTI, and the fees and expenses of the Joint Firm shall be shared equally by BAXTER and TTI, except that if the Joint Firm decides that the amount of any reduction in payments required hereunder is less that 90% of the amount of the reduction decided by the TTI Firm, then TTI shall bear all of the fees and expenses of the Joint Firm.

4. INRA

     a. COOPERATION WITH TTI IN OBTAINING RIGHTS FROM INRA. Clintec Technologies, S.A. and L'Institut National de la Recherche Agronomique ("INRA") entered into a Research Contract on December 24, 1992 (the "INRA Contract"). Clintec Technologies, S.A. has subsequently notified INRA of its assignment of the INRA Contract to Nestec Ltd. effective as of September 30, 1996. BAXTER, however may have some continuing rights to commercially exploit certain research results, inventions or discoveries related to the INRA Contract. To the extent that BAXTER or its Affiliates has such rights (including the right to license
TTI) under the INRA Contract as such rights relate to Pharmaceutical Applications without the payment by BAXTER of additional consideration therefor, BAXTER will execute an exclusive, fully paid, royalty-free license granting to TTI all such rights.

5. NON-SOLICITATION UNDERTAKING

     a. NON-SOLICITATION OF TTI EMPLOYEES. BAXTER agrees that until April 5, 1999 it will not (i) directly or indirectly recruit, solicit or otherwise induce or influence any technical, professional or managerial employee of TTI to discontinue such employment with TTI, or (ii) willfully induce any person or firm that performed consulting services for both CLINTEC and TTI at the Original Effective Date to discontinue the provision of such services to TTI. BAXTER also agrees that for a period from the date of this Agreement to April 5, 1999, it will not hire any employee of TTI. Nothing herein shall prevent either party from (a) hiring any employee of the


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


other who was discharged by the other, or (b) hiring any employee of the other who terminated their employment without inducement by the hiring party.

     b. NO DISCLOSURE OF PROPRIETARY INFORMATION.

          i. BAXTER hereby agrees that, except as expressly permitted hereby, it will not directly or indirectly disclose to anyone, or use or otherwise exploit for its own benefit or for the benefit of anyone else, any trade secrets contributed to TTI as Contributed Assets under the Contribution Agreement for as long as they remain trade secrets.

          ii. BAXTER hereby agrees that, except as expressly permitted hereby, until April 5, 1999, it will not directly or indirectly disclose to anyone, or use or otherwise exploit for its own benefit or for the benefit or anyone else, any confidential information contributed to TTI as Contributed Assets under the Contribution Agreement.

          iii. BAXTER shall use reasonable efforts to require its employees to abide by the obligations of this Section 5.2.

     c. REMEDIES. BAXTER agrees that if (i) if it breaches the provision in
SECTION 5.1 or 5.2 the damage to TTI will be substantial, although difficult to ascertain, and money damages will not afford TTI an adequate remedy, and (ii) if it is in breach of SECTION 5.1 or 5.2, or threatens a breach of this SECTION 5.1 or 5.2, TTI shall be entitled, in addition to all other rights and remedies as may be provided by law and this Agreement, to specific performance, injunctive and other equitable relief to prevent or restrain a breach of this SECTION 5.1 or 5.2.

6. PATENT COST.

     a. TTI PATENTS AND PATENT APPLICATIONS. TTI shall have the responsibility to pay all attorney's fees, maintenance fees, and any and all other costs associated with any TTI Patent or TTI Patent Applications. Should TTI decide not to pay any cost or expense for any TTI Patent or TTI Patent Application or decide to allow any such TTI Patent or TTI Patent Application to go abandoned, prior to abandoning such TTI Patent Application or TTI Patent, TTI shall advise BAXTER in writing. BAXTER shall then have the right to pay such expense and maintain the TTI Patent or TTI Patent Application jointly with NESTLE. Should BAXTER or NESTLE pay the expense or fee, TTI agrees to assign to BAXTER or NESTLE such TTI Patent or TTI Patent Application upon receipt of a joint written direction of BAXTER and NESTLE delivered within 30 days after notice from TTI of such abandonment.

     b. CORNELL LICENSED PATENTS. To the extent any fees are due and owing under the Cornell License Agreement for a Cornell Licensed Patent, TTI will be


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


responsible to pay all costs and expenses. However, prior to allowing any Cornell Licensed Patent to go abandoned for failure to pay any cost or expense, TTI shall advise BAXTER and BAXTER shall have the right, but not the obligation, to pay the applicable expense or fee jointly with NESTLE. Should BAXTER and/or NESTLE pay the expense or fee, TTI will then transfer to BAXTER and/or NESTLE, to the extent permitted by the Cornell License Agreement, the rights to the applicable Cornell Licensed Patent upon receipt of a joint written direction of BAXTER and Nestle delivered within 30 days after notice from TTI of such abandonment.

7. TERM.

     The term of this Agreement shall last for the effective life of the last to expire of the TTI Patents or Cornell Licensed Patents. Upon expiration of this License Agreement, BAXTER shall have a royalty-free license to Licensed Know-How for the purpose of making, using, and selling Clinical Nutrition Products or products used in the field of Nutrition.

8. ENFORCEMENT.

     Upon learning of an infringement of an TTI Patent or Cornell Patent, BAXTER will advise TTI of such infringement in writing. TTI will then be free, at its expense, to file a law suit in its name and at its expense against the infringer. TTI shall be entitled to all damages it recovers. If TTI does not file a law suit within ninety (90) days of BAXTER's notice, BAXTER, either individually or jointly with Nestle, shall at its cost and expense, be entitled to bring suit against the infringer for infringement of the rights granted to BAXTER in the field of Nutrition and Clinical Nutrition hereunder. TTI will not be entitled to any damages that may be recovered by BAXTER or Nestle from any such law suit. TTI agrees, to the extent requested by BAXTER, to join BAXTER and assist BAXTER, at BAXTER's expense, in maintaining such law suit.

9. ASSIGNMENT.

     The rights and obligations of BAXTER under this Agreement can be assigned to any party by BAXTER upon thirty (30) days notice from BAXTER.

10. TERMINATION.

     Either TTI or BAXTER may terminate this Agreement if there is a material breach of this Agreement by the other party by providing the other party with written notice of such breach. The breaching party will then have a six (6) month period in which to cure such breach. If such breach remains uncured at the end of the six (6) month period, this Agreement will then terminate.


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


11. SUBLICENSING.

     BAXTER may sublicense its rights under this Agreement to any third party.

12. MISCELLANEOUS.

     a. NOTICES. Any notices to be given under any provision of this Agreement may be given by sending by registered or certified mail to the address of the party concerned as follows:

     If to BAXTER:

     c/o Clintec Nutrition Division,
     Baxter Healthcare Corporation
     Attention:  President
     One Baxter Parkway
     Deerfield, Illinois 60015
     Fax. No.: (847) 948-4989

     with copy to:

     Baxter Health Care Corporation
     Attention:  General Counsel
     One Baxter Parkway
     Deerfield, Illinois 60015
     Fax No.: (847) 948-3948

     If to TTI:

     Transcend Therapeutics Inc.
     Attn: President
     640 Memorial Drive
     Cambridge, Massachusetts 02139
     Tel. No.: (617) 374-1200
     Fax No.: (617) 374-1201

or to such other person as may be designated in a notice delivered to the other party in accordance with this SECTION 12.1.

     b. APPLICABLE LAW. This Agreement shall be deemed to be made under and to be governed by the laws of the State of Illinois.


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


     c. SEPARABILITY. Should any part or provision of this Agreement be held unenforceable or in conflict with the law of any jurisdiction, the enforceability of the remaining parts or provisions shall not be affected by such holding.

     d. HEADINGS. The headings and subheadings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not express or imply any limitation, definition, or extension of the specific terms and sections so designated.

     e. SUCCESSORS AND ASSIGNS. This Agreement is binding on any successors of BAXTER or assigns of any TTI Patents, TTI Patent Applications, the Licensed Know-How, or any rights under the Cornell License Agreement.

     f. TERMINATION OF APRIL 5, 1994 AGREEMENTS. Upon execution of this Agreement and the NESTLE License Agreement, the Original License Agreement and the Contribution Agreement shall terminate and be of no further force and effect, except that Section 6 of the Contribution Agreement shall remain in full force and effect and be enforceable against BAXTER as and to the extent that such section would be enforceable against CLINTEC in the absence of this Agreement.

     g. SECURITIES ACT REPORTS. Transcend agrees to furnish to BAXTER promptly following the filing thereof with the Securities Exchange Commission, a copy of all periodic reports on Form 10-K or Form 10-Q filed by TTI under the Securities Exchange Act of 1934.


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


IN WITNESS WHEREOF, the parties have caused this instrument to be executed in duplicate as of the day and year first above written.


ATTEST:                            TRANSCEND THERAPEUTICS INC.

  /s/ B. Nicholas Harvey           By:  /s/ Hector J. Gomez
-----------------------------          ---------------------

                                   Title:
                                          ------------------

                                   Date:
                                          ------------------


ATTEST:                            BAXTER INTERNATIONAL INC.

  /s/ Michelle Kern                By:  /s/ John F. Gaither
-----------------------------          ---------------------

                                   Title:  Vice President
                                          ------------------

                                   Date:   2/18/98
                                          --------------------




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



                         SCHEDULE A TO LICENSE AGREEMENT

                                  U.S. Patents



U.S. Patent No. 5,095,027         "Method for Treating Reperfusion Injury
                                  Employing L-2-oxothiazolidine-4-carboxylic
                                  Acid"

                                  Date Issued: March 10, 1992

U.S. Patent No. 5,208,249         "Method for Stimulating Intracellular
                                  Synthesis of Glutathione Using Esters of
                                  L-2-Oxothiazolidine-4-carboxylate"

                                  Date Issued: May 4, 1993

U.S. Patent No. 5,214,062         "Method and Composition for Treating
                                  Immune Disorders, Inflammation and
                                  Chronic Infections"

                                  Date Issued: May 25, 1993

                         SCHEDULE B TO LICENSE AGREEMENT

                           Pending Patent Applications

--------------------------------------------------------------------------------

     * Asterisk (and italics) denotes patent applications which were abandoned by TTI between the Original Effective Date and the Effective Date of this License Agreement.

--------------------------------------------------------------------------------



Title:               "A Method to Enhance Cellular Defense Against Infection"
U.S. Serial No.:     07/682,636
Date Filed:          April 8, 1991



Title:               "Method of Treatment for Latent Virus Infection"
U.S. Serial No.:     07/769,194
Date Filed:          September 30, 1991

     Corresponding Non-U.S. Applications:

     Country                  Application No.             Filing Date
     -------                  ---------------             -----------
     Australia                22,115/92                   September 4, 1992
     Canada                   2077966-7                   September 10, 1992
     Europe                   92115046.2                  September 3, 1992
     Japan                    4-26183                     September 30, 1992


Title:               "Method for Reducing or Preventing Toxicity Associated With
                     Antiretroviral Therapy"
U.S. Serial No.:     07/872,549
Date Filed:          April 23, 1992

     Corresponding Non-U.S. Applications:

     Country                  Application No.             Filing Date
     -------                  ---------------             -----------
     Australia                35,357/93                   March 23, 1993
     Canada                   2,094,311                   April 19, 1993
     Europe                   93302218.8                  March 22, 1993
     Japan                    5-94678                     April 21, 1993

Title:               "Method for Preventing and Treating Atherosclerosis"
U.S. Serial No.:     07/930,183
Date Filed:          August 17, 1992

     Corresponding Non-U.S. Applications:

     Country                  Application No.             Filing Date
     -------                  ---------------             -----------
     Australia                38,387/93                   May 5, 1993
     Canada                   2103644                     August 9, 1993
     Europe                   93303526.3                  May 6, 1993
     Japan                    5-203491                    August 17, 1993

--------------------------------------------------------------------------------


Title:           "Method for Optimizing Defensin Synthesis in Vivo and in Vitro"

U.S. Serial No.: 07/969,412 *
Date Filed:      October 30, 1992

Title:           "Method for Treating Systemic Inflammatory Response Syndrome"
U.S. Serial No.: 07/983,415 *
Date Filed:      November 30, 1992

     Corresponding Non-U.S. Applications:

     Country                  Application No.             Filing Date
     -------                  ---------------             -----------
     Australia                50,404/93         *         November 3, 1993
     Canada                   2110147           *         November 26, 1993
     Europe                   93118259.6        *         November 11, 1993
     Japan                    5-298826          *         November 30, 1993

--------------------------------------------------------------------------------


Title:           "Method for Treating Infertility"
U.S. Serial No.: 08/012,006
Date Filed:      February 1, 1993

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


     Corresponding Non-U.S. Applications:
     PCT/US94/01118 *
     filed January 31, 1994

     Title:                    "Method for Treatment of Pulmonary Disease"
     U.S. Serial No.:           08/057,122 *
     Date Filed:                May 31, 1993
--------------------------------------------------------------------------------

Corresponding Non-U.S. Applications:

Country                    Application No.                      Filing Date
-------                    ---------------                      -----------
---------------------------------------------------------------------------------
     Australia              10,064/92  *                      January 6, 1992
--------------------------------------------------------------------------------
     Canada                 2058793-8                         January 6, 1992
     Europe                 91121524.2                        December 16, 1991
     Japan                  19504/1992                        January 7, 1992


Title:               "Method for Treating Acquired Immune Deficiency Syndrome"
U.S. Serial No.:     08/059,775
Date Filed:          May 10, 1993


Title:               "Method for Reducing or Preventing Bone Marrow Hypoplasia"
U.S. Serial No.:     08/068,385
Date Filed:          May 28, 1993

-------------------------------------------------------------------------------


Title:               "Method and Compositions for Retarding the Aging Process"
U.S. Serial No.:     08/146,305 *
Date Filed:          November 1, 1993

Title:               "Method and Composition for Stimulating Intracellular
                     Glutathione"
U.S. Serial No.:     08/147,165 *
Date Filed:          November 3, 1993

Title:               "Methods of Preventing Hair Loss and of Stimulating
                     New Hair Growth"
U.S. Serial No.:     08/149,614 *
Date Filed:          November 9, 1993

-------------------------------------------------------------------------------


Title:               "Methods of Reducing or Preventing Side Effects of
                     Chemotherapeutic Agents"
U.S. Serial No.:     08/164,069
Date Filed:          December 9, 1993

     Non-U.S. Applications Corresponding to U.S. Patent No. 5,095,027, "Method for Treating Reperfusion Injury Employing L-2-oxothiazolidine-4 carboxylic Acid"; Date Issued: March 10, 1992:

     Country               Application No.                   Filing Date
     -------               ---------------                   -----------
     Australia             11,101/92                      February 20, 1992
     Canada                2061270-3                      February 14, 1992
     Europe                92301226.4                     February 14, 1992
     Japan                 4-43042                        February 28, 1992

     Non-U.S. Applications Corresponding to U.S. Patent No. 5,208,249, "Method for Stimulating Intracellular Synthesis of Glutathione Using Esters of L-2-Oxothiazolidine-4-Carboxylate"; Date Issued: May 4, 1993:

     Country               Application No.                  Filing Date
     -------               ---------------                  -----------
     Australia             37,181/93                      April 22, 1993
     Canada                2096036                        May 12, 1993
     Europe                93303213.8                     April 23, 1993
     Japan                 5-205958                       August 20, 1993

     Non-U.S. Applications Corresponding to U.S. Patent No. 5,214,062, "Method and Composition for Treating Immune Disorders, Inflammation and Chronic Infections"; Date Issued: May 25, 1993:

     COUNTRY               APPLICATION NO.                 FILING DATE
     -------               ---------------                 -----------
     Australia             34,092/93                      March 9, 1993
     Canada                2093163                        April 1, 1993
     Europe                93301861.6                     March 11, 1993
     Japan                 5-81957                        April 8, 1993

                         SCHEDULE C TO LICENSE AGREEMENT

                                Invention Records


Goldberg, "Stimulation of Intracellular Glutathione Synthesis for Prevention of Diabetic Complications" dated August 8, 1990

Pace et al., "Topical Elevation of Intracellular Glutathione as Treatment for Psoriasis" dated October 19, 1990

Kamarei, "Diets Containing Glutathione for Hepatic Diseases" dated December 4, 1990

Mark et al., "Novel Methods for the Reduction of Difluromethylornithine Associated Toxicity" dated March 29, 1991

Goldberg, "Topical Applications of Glutathione Esters for Treatment of Local Herpes, Bursus and Inflammations" dated April 8, 1991

Mark et al., "Method of Treatment of Autoimmune Diseases" dated April 11, 1991

Mark et al., "Method of Modifying in Vitro Cell Culture Media to Enhance Cellular Functions Including Replication" dated July 23, 1991

Rowe et al., "A Solid Oral Dosage Form for Procysteine" dated July 29, 1991

Madsen, "Amelioration of Valproate Toxicity of Co-administration of Procysteine" dated October 30, 1991

Mark, "Methods of Enhancing the Use of Nitric Oxide to Treat Severe Adult Respiratory Distress Syndrome" dated November 8, 1991

Goldberg et al., "Method to Reduce Muscle Injury and Damage and Enhance Recovery from High Intensity Exercise" dated March 31, 1992

Goldberg, "Method for Enhancing Glutathione Synthesis by Concomitant Administration of Glutamine and Cysteine" dated April 1, 1992

Mark, "Methods of Modifying in Vitro Tissue Culture Media to Enhance Cellular Functions, Including Replication" dated October 30, 1992